Exhibit 10.1

FULL SERVICE OFFICE BUILDING LEASE AGREEMENT

THIS AGREEMENT OF LEASE, herein after called “Lease”, made as of the 10th day of November, 2016 (the “Lease Date”), by and between VALLEY GROVE, LLC, a Maryland limited liability company (hereinafter called "Landlord"), and INSTRUCTURE, INC., a Delaware corporation (hereinafter called "Tenant").

WITNESSETH, that Tenant covenants and agrees with Landlord as follows:

LEASED PREMISES

1.Landlord is the owner of Grove Tower, a future office building to be located at the intersection of Pleasant Grove Boulevard and Granite Way, (hereinafter referred to as the "Building") and the land upon which the Building is situated, and any additional facilities in subsequent years as may be determined by Landlord to be reasonably necessary or desirable for the management, maintenance or operation of the Building located in Pleasant Grove, Utah 84062, (hereinafter referred to as the “Property”).

Building shall be a Class A office building with Class A finishes comparable to, or better then, other Class A office buildings in Utah County.  Building and associated site plan shall be substantially similar to the renderings and site plan attached as Exhibit B (colors and materials subject to change and Landlord welcomes the input of Tenant’s Design Representative in those decisions).  Building shall be no less than six (6) floors with floor-to-ceiling glass on all floors.  Building shall measure floor-to-floor no less than 13’-6” and accommodate a 10’ drop ceiling.”  Building shall have mechanical, electrical and plumbing systems comparable to other Class A office buildings in Utah County.

Tenant shall be allowed one person to act on behalf of Tenant (“Tenant’s Design Representative”) to provide design recommendations and input to Landlord.  Landlord shall be responsible for all Building design and construction decisions to assure deliverance of the Building per the above requirements.

Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord, that portion of the Building on the fifth (5th) and sixth (6th) floors containing an agreed upon 65,172 rentable square feet, to be known as Suite 600, (hereinafter referred to as the "Leased Premises").  All measurements shall be in accordance with BOMA ANSI Z 65.1 1980 (reaffirmed 1996).

TERM

2.The term of this Lease, (hereinafter referred to as the "Term"), shall commence six (6) months from completion of Warm Shell Condition and Substantial Completion of the 6th Floor Improvements (hereinafter called “Lease Commencement Date”) and Terminate ten (10) years from 5th Floor Rent Commencement, as defined in Section 3 below (hereinafter called “Lease Termination

TENANT INITIALS: ________

Date”), unless the Lease is earlier terminated or extended pursuant to any other provision of this Lease or to law.

PHASED OCCUPANCY & RENT COMMENCEMENT DATES

3. 6th Floor:  Upon Lease Commencement Date, Tenant shall pay to Landlord a base annual rental equal to $802,500.00 (hereinafter called “Annual Rent”).  Annual Rent is payable in advance on the first day of each and every month in equal monthly installments of $66,875.00.  The Annual Rent shall increase by 2.5% on the Anniversary Date of the Lease Commencement Date and every Anniversary Date thereafter.

5th Floor:  5th Floor Occupancy will be the latter of January 1, 2019 or Substantial Completion of the Tenant Improvements on the 5th Floor, provided Landlord performs the Tenant Improvements on the 5th Floor and Tenant has approved construction documents and the associated budget prior to September 1, 2018.  If Tenant is to perform the Tenant Improvements, 5th Floor Rent Commencement shall be the earlier of January 1, 2019 or Completion of 5th Floor Tenant Improvements.  Upon 5th Floor Occupancy, Tenant’s Annual Rent shall increase by a multiple of two (2) (hereinafter called “5th Floor Rent Commencement Date”).  Tenant shall be provided with possession of the Premises on that date which is one hundred and twenty (120) days prior to January 1, 2019 to allow for Tenant to perform the Tenant Improvements.

5,172 RSF:Three (3) years and six (6) months from the Lease Commencement Date, Tenant shall occupy per the terms of this Lease the remaining 5,172 rentable square feet of the Premises and the Annual Rent shall increase to an amount equal to the then per square foot rental rate multiplied by 5,172.  Tenant shall not be responsible for any Operating Costs above the Base Year for 5,172 rentable square feet until Three (3) years and six (6) months from the Lease Commencement Date.

Provided (i) the Lease Date is no later than November 10, 2016 (ii) prior to July 1, 2017 Tenant selects Landlord to perform the 6th Floor Tenant Improvements (iii) Tenant has approved construction drawings and the associated budget for said improvements (iv) there are no delays caused by Tenant and (v) excluding force majeure, in the event Substantial Completion of the 6th Floor Improvements does not occur by February 1, 2018 (the “Outside Date”), then Tenant shall be entitled to two (2) days of abatement of Annual Rent for each and every day from and after the Outside Date until the actual date .   Provided (i) the Lease Date is no later than November 10, 2016 (ii) prior to July 1, 2017 Tenant selects Landlord to perform the 6th Floor Tenant Improvements (iii) Tenant has approved construction drawings and the associated budget for said improvements (iv) there are no delays caused by Tenant and (v) excluding force majeure, in the event Substantial Completion of the 6th Floor Improvements does not occur within eighteen (18) months of the Lease Date, Tenant shall have the option in Tenant’s sole discretion, to elect to terminate this Lease by delivering written notice to Landlord within ten (10) days following the expiration of such eighteen (18) month period.

Tenant agrees to pay each installment of the Annual Rent promptly as and when due without any setoff or deduction whatsoever.  Said installments of Annual Rent shall be paid to: Valley Grove, LLC, c/o St. John Properties 2560 Lord Baltimore Drive, Baltimore, Maryland 21244 or at such other place or to such appointee of Landlord, as Landlord may from time to time designate in writing.

ADDITIONAL RENT

4.All sums of money other than Annual Rent required to be paid by Tenant to Landlord pursuant to the terms of this Lease, unless otherwise specified herein, shall be considered additional rent, (hereinafter referred to as “Additional Rent”), and shall be collectible by Landlord as Additional Rent, in accordance with the terms of this Lease.

RENTAL - ESCALATION

5.Beginning on the first Anniversary Date of the Lease Commencement Date and on each Anniversary Date thereafter throughout the remainder of the Term, the then Annual Rent shall increase by an amount equal to two and one-half percent (2.5%) of the previous year’s Annual Rent, which sum shall be payable in equal monthly installments in advance as hereinafter set forth.

ANNUAL OPERATING COST ADJUSTMENT

6.Tenant shall pay, as Additional Rent, Tenant’s Pro Rata Share of Landlord’s annual operating costs in excess of those operating costs incurred by Landlord in 2018 (the “Base Year”).  The real estate taxes shall be $1.80 per Rentable Square Foot in the Base Year.  In the event the real estate taxes are greater than $1.98 per Rentable Square Foot in calendar year 2019, the per Rentable Square Foot real estate tax in 2019 shall become the Base Year real estate tax.  If during any calendar year, including the Base Year, falling wholly or partially within the Term, the Building is not at least ninety-five percent (95%) occupied (calculated on a monthly basis), Landlord shall make an appropriate adjustment of variable Operating Costs (including by way of example, but without limitation, any property management fees) for such year to determine the Operating Costs that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) occupied for the entire calendar year, and the amount so determined  shall be deemed to have been the variable Operating Costs for such calendar year.

“Tenant’s Pro Rata Share” is thirty-four and thirty-six hundredths percent (34.36%) based on the Leased Premises measuring 65,172 rentable square feet as the numerator and 189,666. Tenant’s Pro Rate Share is subject to change due to a subsequent increase or decrease of the rentable area of the Building or the rentable area of the Premises.  Operating costs (hereinafter referred to as the “Operating Costs”) are defined as follows:  all expenses paid or incurred by Landlord in connection with the ownership, management, insurance, maintenance, operation, and repair of the Building and the Property, the parking facilities, or if applicable any parking structure provided by Landlord for tenants of the Building.  Landlord agrees to cap all controllable Operating Costs at 5% per annum.

Operating Costs include but are not limited to:

a.all expenses paid or incurred by Landlord for heating, cooling, electricity, water, gas, sewers, refuse collection, exterminating, telephone charges not chargeable to tenants and similar utilities services; the cost of supplies, janitorial and cleaning services; window washing; landscaping, snow removal; management fees; accounting fees; insurance; security services;

b.the cost of compliance with any governmental rules, regulations, requirements or orders;

c.real estate taxes, assessments and appeals;

d.cost of services of independent contractors; the cost of compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with such Operating Costs and any other expenses or charges which, in accordance with generally accepted accounting and management principles, would be considered an expense of owning, managing, insuring, maintaining, operating, and repairing the Building and Property.

e.all costs of maintaining the certification of the Building to conform to the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system.

Operating Costs shall not include any of the following (all of the following are referred to as “Operating Cost Exclusions”):  (a) the cost of capital improvements, (b) the cost of management office equipment and furnishings, (c) depreciation on Landlord's original investment, (d) the cost of tenant improvements, (e) real estate brokers' fees, commissions or other costs incurred to procure tenants, (f) advertising of space for lease, (g) interest or depreciation on capital investments, (h) the initial costs of constructing the Building; (i) expenses for which Landlord is or will be reimbursed by another source (excluding Tenant’s reimbursement for Operating Expenses and local, state or federal reimbursements), including but not limited to repair or replacement of any item covered by warranty; (j) costs incurred to benefit (or as a result of) a specific tenant or items and services selectively supplied to any specific tenant; (k) expenses for the defense of Landlord's title to the real property on which the Premises are located; (l) depreciation and amortization of the Building or financing costs, including interest and principal amortization of debts; (m) charitable, lobbying, special interest or political contributions; (n) costs of improving or renovating space for a tenant, or space vacated by a tenant; (o) any amounts expended by Landlord to comply with any Environmental Laws; (p) costs to correct original or latent defects in the design, construction or equipment of the Building or other improvements; (q)  any repair, rebuilding or other work necessitated by condemnation, fire, windstorm or other insured casualty or hazard; (r) any expenses incurred: (i) to comply with any governmental laws, regulations and rules or any court order, decree or judgment including, without limitation, the Americans with Disabilities Act; or (ii) as a result of Landlord's alleged violation of or failure to comply with any governmental laws, regulations and rules or any court order, decree or judgment; (s) rental on ground leases or other underlying leases; (t) attorneys' fees, accounting fees and expenditures incurred in connection with disputes and claims of other tenants or occupants of the Building or with other third parties except as specifically provided in this Lease (excluding reasonable costs related to contesting real property tax assessments for the Property); (u) cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building; (v) any duplicate expenses or costs; (w) amounts billed (directly or indirectly) for salaries (excluding property managers and building engineers), overhead and expenses for office rent and office supplies, (x) administrative or management fees (in the aggregate) which exceed  5% of the gross rents for the Building; or (y) any benefit of any grant, tax credit, or the like, relating to the initial capital investment by Landlord for the Building to achieve LEED certification.  Landlord may, in a reasonable manner, allocate insurance premiums for so-called “blanket” insurance policies, which insure other properties as well as the Building, and said allocated amounts shall be deemed to be Operating Costs.

Within one hundred twenty (120) days after the end of the calendar year Landlord shall submit a Statement (hereinafter referred to as the “Operating Costs Statement”) to Tenant setting forth the actual Operating Costs for the preceding calendar year and any adjustments for overpayment or underpayment shall be made between the parties within thirty (30) days thereafter.

Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless within ninety (90) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof, specifying those respects in which it claims the Operating Costs Statement to be incorrect.  Unless resolved by the parties (acting in good faith), such dispute shall be determined by arbitration in accordance with the then prevailing rules of the American Arbitration Association.  If the arbitration proceedings result in a determination that the Operating Costs Statement contained an aggregate discrepancy of less than five percent (5%), Tenant shall bear all costs in connection with such arbitration.  If the arbitration proceedings result in a determination that the Operating Costs Statement contained an aggregate discrepancy of more than five percent (5%), Landlord shall bear all costs in connection with such arbitration.  Pending determination of the dispute, Tenant shall pay any costs due from Tenant in accordance with the Operating Costs Statement, but such payment shall be without prejudice to Tenant’s claims.

Tenant, for a period of ninety (90) days after delivery of the Operating Costs Statement for each calendar year and upon at least ten (10) days written notice to Landlord, shall have reasonable access during normal business hours to the books and records of Landlord relating to Operating Costs, including the Base Year, for the purpose of verifying the Operating Costs Statement, Tenant to bear all of Tenant’s costs relating to such inspection.  In the event that there is an overpayment by Tenant to the extent of five percent (5%) or more Landlord shall pay for the reasonable cost of an audit, which cost shall not exceed the cost of the overcharge.  If an overpayment has been made by Tenant, same shall be credited against future Rent or refunded within thirty (30) days, to Tenant at its choice.

During the Lease Term, Tenant’s Pro Rata Share of Controllable Operating Costs (defined below) shall not increase by more than five percent (5%) per calendar year on a cumulative basis.  “Controllable Operating Expenses” are defined as any and all expenses that Landlord has the ability to control, including but not limited to wages, salaries and other benefits paid to Landlord’s employees engaged in the operation, management or security of the Building, the management fee, and any rental paid for any management office in the Building, but specifically excluding the following expenses: Taxes, utilities, insurance, and snow removal.

USE

7.Tenant shall use and occupy the Leased Premises solely for the following purpose: general office for a software company and uses incidental thereto.  Landlord shall provide Tenant with not less than 5.5 parking spaces per 1,000 square feet of rentable area in the Premises

MUNICIPAL REGULATIONS

8.Tenant shall observe and comply with and execute at its expense (except as otherwise specifically set forth in this Lease), all laws, orders, rules, requirements, and regulations of the United States, State, City or County of the said State, in which the Leased Premises are located, and of any and all governmental authorities or agencies and of any board of the fire underwriters or other similar organization, respecting the Leased Premises and the manner in which said Leased Premises are or should be used by Tenant.

Construction and interpretation of this Lease shall be governed by the laws of the State of Utah, excluding any principles of conflicts of laws.  Tenant hereby consents to the jurisdiction and venue of the Courts of the State of Utah and to the jurisdiction and venue of any United States District Court in the State of Utah.

ASSIGNMENT AND SUBLET

9.Tenant shall not assign this Lease, in whole or in part, or sublet the Leased Premises, or any part or portion thereof, without the prior written consent of Landlord, and said consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord consents to such assignment or subletting, Tenant shall not be relieved from any liability whatsoever under this Lease.  Landlord shall be entitled to fifty percent (50%) of any additional considerations over and above those stated in this Lease, which are obtained in or for the sublease and/or assignment.  Landlord may assess processing fees that shall be paid by Tenant as Additional Rent.  Such fees shall not exceed $1,000.00.

Notwithstanding any other provisions of this section 9, Tenant may assign or sublet the Leased Premises without Landlord’s consent, after written notice to Landlord, to any entity which controls, is controlled by or is under common control with Tenant, or the successor (including the surviving company of any consolidation or merger with Tenant) or assignee of all or substantially all the assets of the Tenant; provided, that Tenant remains liable for all Lease obligations (the “Permitted Assignments”).

No Renewal Options, Signage Rights, Rights of First Offer, Termination Options and/or Generator Rights can be assigned or transferred by Tenant to an assignee or subtenant, except in connection with Permitted Assignments.

INSURANCE

10. a.  TENANT’S INSURANCE

Throughout the term of this Lease, Tenant shall obtain and maintain:

1.Business Personal Property, including Tenant’s Improvements and Betterments, insurance covering Special Causes of Loss.  Such Business Personal Property insurance shall not be in an amount less than that required to replace all alterations (whether made by Landlord, Tenant or any previous tenant and irrespective of who paid for such alterations), Tenant’s trade fixtures, decorations, furnishings, equipment and personal property and in an amount required to avoid the application of any coinsurance provision.  Such Business Personal Property insurance shall contain a Replacement Cost valuation provision.

2.Business Income insurance covering Special Causes of Loss.  Such Business Income insurance shall be in minimum amounts typically carried by prudent businesses engaged in similar operations.

3.Commercial General Liability insurance (written on an occurrence basis) including Contractual Liability coverage, Premises and Operations coverage, Personal Injury Liability coverage, Independent Contractor’s Liability coverage. Such Commercial General Liability insurance shall be in minimum amounts typically carried by prudent businesses engaged in similar operations, but in no event shall be in an amount less than Two Million Dollars ($2,000,000) per occurrence with a Three Million Dollar ($3,000,000) annual aggregate.  Such limits may be achieved through a combination of primary General Liability policy and excess liability policy limits.  If Tenant conducts operations at locations and/or projects other than the Premises, such annual aggregate limit will be expressed on a “per location” and/or “per project” basis, as the case may be.  Such Commercial General Liability insurance shall be primary to – and non-contributory with – any similar insurance carried by Landlord.

4.Workers’ Compensation insurance including Employer’s Liability insurance. Such Workers’ Compensation insurance shall be for the statutory benefits which may, from time to time throughout the term of this Lease, become payable in the jurisdiction in which the Premises are located.  Such Workers’ Compensation insurance will include a Waiver of Subrogation in favor of Landlord.

All such insurance shall: (1) be issued by a company that has a rating equal to or exceeding A: XI from A.M. Best Company; (2) (except for Workers’ Compensation and Employer’s Liability) name Valley Grove, LLC its respective officers, partners, employees, agents, representatives and the holder of any Mortgage as Additional Insureds with regard to the General Liability, and as Loss Payee relative Business Income and Tenants Improvements & Betterments coverage; (3) contain an endorsement to provide Landlord thirty (30) days’ prior written notice (pursuant to Section 24) of cancellation to the Named Insured (except no less than ten [10] days’ notice of cancellation for non-payment of premium).

No such Commercial General Liability, Workers’ Compensation or Employer’s Liability insurance shall contain a self-insured retention provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld.  Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary and reasonable for other landlords of similar buildings as that which contains the Premises to require similar-sized tenants in similar industries to carry insurance of such higher minimum amounts or of different types so long as such higher amounts are available and reasonable cost to the Tenant.  At the commencement of this Lease, Tenant shall deliver a certificate of all required insurance and will continue throughout the term of this Lease to do so in a timely manner upon renewal of any required policy insurance.  Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

b.  LANDLORD’S INSURANCE

Throughout the term of this Lease, Landlord shall obtain and maintain:

1.Real Property insurance against Special Causes of Loss and subject to Replacement Cost valuation covering the Building and all of Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision.

2.Commercial General Liability insurance (written on an occurrence basis) including Contractual Liability coverage insuring the obligations assumed by Landlord under this Lease, Premises and Operations coverage, Personal Injury Liability coverage, Independent Contractor’s Liability coverage.  Such Commercial General Liability insurance shall be in amounts not less than Two Million Dollars ($2,000,000) combined single limit per occurrence with a Four Million Dollar ($4,000,000) annual aggregate.

Notwithstanding any other provision contained in this Lease, each of the parties hereby waives any rights it may have against the other party on account of any injury to persons or loss or damage to its property (including the Premises and its contents and property on other portions of the Property or Building) which arises from any risk generally covered by the insurance required to be carried hereunder, whether or not such other party may have been negligent or at fault in causing such loss or damage.  Each of the parties shall obtain a clause or endorsement in the policies of such insurance which each party obtains in connection with the Premises, Building or Property to the effect that the insurer waives, or shall otherwise be denied, the right of subrogation against the other party for loss covered by such insurance.

ALTERATIONS

11.a.       Tenant shall make no alterations, installations, additions or improvements (herein collectively referred to as “Alterations”) in or to the Leased Premises without the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and then only by contractors or mechanics reasonably approved by Landlord, and at such times and in such manner as Landlord may from time to time reasonably designate.

b.If Tenant shall desire to make any Alterations, plans for the same shall first be issued to Landlord, and the Alterations shall be constructed by Landlord’s contractors or mechanics or by Tenant’s contractor or mechanic if reasonably approved by Landlord, at Tenant’s expense. If Alternations are performed by Landlord’s contractor or mechanic the cost of said Alterations shall be due and payable to Landlord as Additional Rent.  In the event that a building permit is required, Landlord shall have the first option to submit the permit application on behalf of the Tenant.  Any permit cost shall be at Tenant’s expense.  Such Alterations shall become the property of Landlord as soon as they are affixed to the Leased Premises and all rights, title and interest therein of Tenant shall immediately cease, unless otherwise agreed to in writing.

REPAIRS AND MAINTENANCE

12. a.       Tenant shall maintain the interior of the Leased Premises in good order and condition, ordinary wear and tear excepted.  Landlord shall maintain, in a manner commensurate with other Class A office buildings located in the area, the interior common areas of the Building, the roof and the exterior of the Building, as well as the structure thereof, common areas, parking areas, landscaping and the Property, in good order and repair, reasonable wear and tear excepted.

b.Tenant shall, at the expiration of the Term or at the sooner termination thereof by forfeiture or otherwise, deliver-up the Leased Premises in good order and condition with reasonable wear and tear expected.  Tenant has no obligation to restore the same to the original condition.

SERVICES

13.  a.       Landlord shall furnish the Leased Premises with electricity suitable for Tenant’s intended use as general office space, heating and air conditioning for the comfortable use and occupancy of the Leased Premises between 7:00 A.M. and 6:00 P.M., Monday through Friday and on Saturdays, 9:00 A.M. through 1:00 P.M. (hereinafter called "Normal Business Hours") of each week during the Term (legal holidays excepted), janitorial service and trash removal, Monday through Friday of each week during the Term (legal holidays excepted), all at Landlord's expense.

If Tenant shall require electrical current or install electrical equipment including but not limited to, electrical heating, additional or supplemental air conditioning equipment, or machines or equipment using current in excess of 110 volts, which will in any way increase the amount of the electricity usually furnished for use as general office space, Tenant shall be required to obtain Landlord’s written approval, and Tenant agrees to pay periodically for the additional direct expense to Landlord resulting from the same including expenses resulting from any such installation of equipment as Additional Rent.  Providing Heating, Ventilating and Air Conditioning (“HVAC”) service beyond the Normal Business Hours will be billed directly to Tenant as Additional Rent, on a per HVAC unit, per hour basis.  To contract for additional HVAC service, Tenant must contact Landlord at least twenty-four (24) hours prior to the time period Tenant requires additional HVAC services and in the event Tenant requires HVAC service on Sunday, Tenant must contact Landlord prior to Noon on the Friday previous to the Sunday requirement.   Tenant shall pay Landlord as Additional Rent $50/hour/floor for additional HVAC services, subject to change, however never to exceed Landlord’s actual costs.

b.Landlord shall furnish, supply and maintain any Building common area hallways, stairways, lobbies, elevators, restroom facilities and maintain the grounds, parking facilities and other common areas of the Property in a good condition commensurate with other first-class office buildings located in the general area, all at Landlord's expense except as may be otherwise provided in this Lease.

c.  Landlord shall provide necessary passenger elevator service 24 hours per day, 7 days per week, however, for the security of Tenant and other building occupants, elevator service will only be functional after Normal Business Hours by using secure key faub/card access.  Tenant shall obtain Landlord’s written consent prior to using the elevators for any use other than passenger service.  Landlord reserves the right to exclude any other use of the elevators during Normal Business Hours of the Building.

d.Landlord shall have no liability or responsibility to supply heat, air conditioning, elevator, plumbing, cleaning, and/or electric service, when prevented from so doing by laws, orders or regulations of any Federal, State, County or Municipal authority or by strikes, accidents, or by any other cause whatsoever, beyond Landlord's control.

DEFAULT

14.  In the event Tenant shall fail to pay any installment of Annual Rent, Additional Rent or any other sum required by the terms of this Lease to be paid by Tenant, and such failure shall continue for five (5) days after Landlord has given written notice thereof to Tenant or, in the event Tenant shall fail to comply with any provisions, covenants or conditions of this Lease, on its part to be kept and performed, and such default shall continue for a period of ten (10) days after Landlord has given written notice thereof to Tenant, or, if such failure cannot reasonably be cured within such ten (10) days, if Tenant fails to commence the cure within ten (10) days or thereafter fails to diligently prosecute such cure to completion, then, upon the happening of any such event, and in addition to any and all other remedies that may thereby accrue to Landlord, Landlord may exercise the rights set forth in Subsections A and B, below.  Notwithstanding any provision to the contrary contained herein: (i) Landlord shall not be required to provide written notice to Tenant of Tenant’s failure to comply with the terms and conditions of this Lease, monetary or otherwise, more than twice in any twelve (12) month period, and (ii) with respect to the first monetary or non-monetary default in any five (5) year period, Tenant shall have thirty (30) days to cure any monetary or non-monetary default after Tenant’s receipt of Landlord’s written notice of default, rather than the 5 and 10 day periods referenced above, and with respect to the second monetary default in any five (5) year period, Tenant shall have ten (10) days to cure, rather than the 5 day period referenced above.

A.	Landlord’s Election to Retake Possession Without Termination of Lease

Landlord may retake possession of the Premises and shall have the right, but not the obligation, without being deemed to have accepted a surrender thereof, and without terminating this Lease, to relet the same for the remainder of the Term upon terms and conditions satisfactory to Landlord; and if the rent received from such reletting does not at least equal the Annual Rent and other sums payable by Tenant hereunder, Tenant shall pay and satisfy the deficiency between the amount of Annual Rent and other sums so provided in this Lease and the Annual Rent received through reletting the Premises; and, in addition, Tenant shall pay any and all expenses reasonably incurred by Landlord in connection with any such reletting, including, but not limited to, the cost of renovating, altering, and decorating for any occupant, leasing commissions paid to any real estate broker or agent, and reasonable attorneys’ fees.

B.	Landlord’s Election to Terminate Lease

Landlord may terminate this Lease and forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of the following amounts:

1)

any then-due but unpaid rent or any other then-due but unpaid monetary obligation of Tenant to Landlord under this Lease, Landlord shall use best efforts to mitigate Landlord’s damages and to re-let the Premises;

A.

Upon each such re-letting, all rental income received by Landlord from such re-letting shall be applied first to the payment of any costs and expenses of such re-letting, including brokerage fees and attorneys’ fees and costs of such alterations and repairs; second, to the payment of Base Rent, Additional Rent or other amounts then due under this Lease. Tenant shall pay any such deficiency to Landlord.

2)	any unamortized tenant improvement costs and broker commissions incurred by Landlord as of the date of Landlord’s re-entry;
3)	damages for the wrongful withholding of the Premises by Tenant, in the event Tenant wrongfully withholds the Premises;
4)	all legal expenses, including reasonable attorneys’ fees, expert and witness fees, court costs and other costs incurred by Landlord in properly exercising its rights under this Lease;
5)	all reasonable costs incurred in recovering the Premises, restoring the Premises to good order and condition, and all commissions incurred by Landlord in reletting the Premises; and
6)	any other reasonable amount necessary to compensate Landlord for all detriment caused by Tenant’s default.

Payment of the proceeding sums of monies shall be due and payable upon ruling of a court of competent jurisdiction in the state of Utah.

DAMAGE

15.  In the case of the total destruction of said Leased Premises by fire, other casualties, the elements, or other cause, or of such damage thereto as shall render the same totally unfit for occupancy by Tenant for more than six (6) months, this Lease, upon surrender and delivery to Landlord of the said Leased Premises, together with the payment of the Annual Rent to the date of such occurrence and a proportionate part thereof to the date of surrender, shall terminate and be at an end.  If the Leased Premises are rendered partly untenantable by any cause mentioned in the preceding sentence, Landlord shall, at its own expense, restore said Leased Premises with reasonable diligence, and the rent shall be abated proportionately for the period of said partial untenantability and until the Leased Premises shall have been fully restored by Landlord.

BANKRUPTCY

16.  In the event of the appointment of a receiver or trustee for Tenant by any Federal or State court, in any legal proceedings under any provision of the Bankruptcy Act; if the appointment of such receiver or such trustee is not vacated within sixty (60) days, or if said Tenant be adjudicated bankrupt or insolvent, or shall make an assignment for the benefit of its creditors, then and in any of said events, Landlord may, at its option, terminate this tenancy by ten (10) days written notice, and re-enter upon said Leased Premises.

POSSESSION

17.  Landlord covenants and agrees that possession of said Leased Premises shall be given to Tenant as soon as said Leased Premises are ready for possession.  In case possession, in whole or in part, cannot be given to Tenant on or before the Lease Commencement Date, Landlord agrees to abate the Annual Rent proportionately until possession is given to said Tenant, and Tenant agrees to accept such pro rata abatement as liquidated damages for the failure to obtain possession, in addition to the abatement set forth in Section 3.

SIGNS

18. Signage criteria for the Building has been established by Landlord and all such information for Tenant’s suite sign (if applicable) and directory information shall be submitted to Landlord for Landlord’s approval.

Provided Tenant is leasing two (2) full floors in the Building (or equivalent square footage on multiple floors), Tenant shall have non-exclusive Building crown signage rights to one (1) sign on the Building’s parapet facing Interstate 15.  Tenant shall have rights to monument signage and signage for the lobby directory, and “Coming Soon” signage.  All signage will be at Tenant’s cost and subject to Landlord’s prior reasonable approval regarding plans and specifications.

LIABILITY

19.  Landlord shall not be liable to Tenant for any loss, damage or injury to Tenant or to any other person, or for any loss or damage to the property of Tenant or of any other person, unless such loss, damage or injury shall be caused by or result from a negligent act or omission solely on the part of Landlord or any of its agents, servants, or employees.  Tenant shall, and does hereby indemnify and hold harmless Landlord and any other parties in interest from and against any and all liabilities, fines, claims, damages and actions, costs and expenses of any kind or nature (including attorneys’ fees) and of anyone whatsoever (i) relating to or arising from the use and occupancy of the Leased Premises; (ii) due to or arising out of any mechanic’s lien filed against the Building, or any part thereof, for labor performed or for materials furnished or claimed to be furnished to Tenant, or (iii) due to or arising out of any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed or performed.

Tenant shall not be liable to Landlord for any loss, damage or injury to Landlord or to any other person, or for any loss or damage to the property of Landlord or of any other person, unless such loss, damage or injury shall be caused by or result from a negligent act or omission solely on the part of Tenant or any of its agents, servants, or employees.  Landlord shall, and does hereby indemnify and hold harmless Tenant and any other parties in interest from and against any and all liabilities, fines, claims, damages and actions, costs and expenses of any kind or nature (including attorneys’ fees) and of anyone whatsoever due to or arising out of any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Landlord to be fulfilled, kept, observed or performed.

In the event Landlord provides any security services as described in Section 6a, Landlord is hereby released from any responsibility for any damages either to person or property sustained by Tenant incurred in connection with or arising from acts or omissions of any security services provided by Landlord.

Notwithstanding any term or provision of this Section 19 or any other provisions of this Lease to the contrary, in no event shall Tenant have any liability or obligations of any kind or type whatsoever until Warm Shell Condition has been met.

RIGHT OF ENTRY

20. Upon not less than twenty-four (24) hours prior written notice to Tenant (except in the event of an emergency, in which case notice shall be provided as soon as possible under the circumstances) Landlord, and its agents, servants, and employees, including any builder or contractor employed by Landlord, shall have, and Tenant hereby gives them the absolute, and unconditional right, license and permission, at any and all reasonable times, and for any reasonable purpose whatsoever, to enter through, across or upon the Leased Premises or any part thereof, and, at the option of Landlord, to make such reasonable repairs to or changes in said Leased Premises as Landlord may deem necessary or proper. Tenant agrees Landlord and its agents and assigns have the unconditional right to show the Premises for lease at any time, without notice once Tenant notifies Landlord of its intention to vacate the Premises.

EXPIRATION

21.  It is agreed that the Term expires on the Lease Termination Date without the necessity of any notice by or to any of the parties hereto.  If Tenant shall occupy said Leased Premises after such expiration, it is understood that, in the absence of any written agreement to the contrary, said Tenant shall hold the Leased Premises as a "Tenant from month to month", subject to all the other terms and conditions of this Lease, by paying an escalated payment equal to two (2) months rent and thereafter a monthly rent equal to one hundred and fifty percent (150%) of the monthly rent owed in the last month of the Term; provided that Landlord shall, upon such expiration, be entitled to the benefit of all public general or public local laws relating to the speedy recovery of the possession of land and tenements held over by Tenant that may be now in force or may hereafter be enacted including but not limited to the recovery of consequential damages (provided that consequential damages shall not be recoverable unless Tenant fails to vacate within thirty (30) days following Tenant’s receipt of written notice from Landlord instructing Tenant to vacate the Premises.

Prior to expiration, Tenant agrees to schedule an inspection with Landlord to confirm that the Leased Premises will be in proper order at expiration.

CONDEMNATION

22.  It is agreed in the event that condemnation proceedings are instituted against the Leased Premises and title taken by any Federal, State, Municipal or other body, then this Lease shall become null and void at the date of settlement of condemnation proceedings and Tenant shall not be entitled to recover any part of the award which may be received by Landlord.

SUBORDINATION

23.  It is agreed that Landlord shall have the right to place a mortgage or any form of mortgages on the Leased Premises and this Lease shall be subordinate to any such mortgage or mortgages, whether presently existing or hereafter placed on the Leased Premises, and Tenant agrees to execute any and all documents assisting the effectuating of said subordination.  Furthermore, if any person or entity shall succeed to all or part of Landlord's interest in the Leased Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of Lease, or otherwise, Tenant shall automatically attorn to such successor in interest, which attornment shall be self-operative and effective upon the signing of this Lease, and shall execute such other agreement in confirmation of such attornment as such successor in interest shall reasonably request.

Landlord shall obtain a non-disturbance agreement from its current lender and from future lenders that require subordination, which shall not allow for the early termination or any modification of the Lease and its various extensions and options.

NOTICES

24.  Any written notice required by this Lease shall be deemed sufficiently given, if hand delivered, or sent via first class mail, certified mail or by overnight courier service.

Any notice required by this Lease is to be sent to Landlord at:

Valley Grove, LLC, c/o

St. John Properties Utah

Daniel Thomas

Regional Partner

299 South Main Street, Suite 1300

Salt Lake City, Utah 84062

Any notice required by this Lease is to be sent to Tenant at:

Instructure, Inc.

6330 South, 3000 East, Suite 700

Salt Lake City, Utah 84121

Attn:  Legal Department

In the event of an emergency only, Tenant’s notice address shall be:

Jeff Weber

Senior Vice President, Human Resources

6330 South, 3000 East, Suite 700

Salt Lake City, Utah 84121

801-869-5299

jeff.w@instructure.com

REMEDIES NOT EXCLUSIVE

25.  No remedy conferred upon Landlord shall be considered exclusive of any other remedy, but shall be in addition to every other remedy available to Landlord under this Lease or as a matter of law.  Every remedy available to Landlord may be exercised concurrently or from time to time, as often as the occasion may arise.  Tenant hereby waives any and all rights which it may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

WAIVERS

26.  It is understood and agreed that nothing shall be construed to be a waiver of any of the terms, covenants and conditions herein contained, unless the same be in writing, signed by the party to be charged with such waiver, and no waiver of the breach of any covenant shall be construed as the waiver or the covenant of any subsequent breach thereof.

PERFORMANCE

27.  It is agreed that the failure of Landlord to insist in any one or more instances upon a strict performance of any covenant of this Lease or to exercise any right herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or right, but the same shall remain in full force and effect, unless contrary is expressed in writing by Landlord.

SECURITY DEPOSIT AND FINANCIAL STATEMENTS

28.  A security deposit has been received, attached as Exhibit C, in the amount of $290,558.00 and will subject to all the conditions of the Security Deposit Agreement attached.  Landlord and Tenant agree Landlord shall not be required to incur any cost associated with their obligations under this Lease until said Security Deposit is received.  The Security Deposit may only be applied to cure defaults by Tenant, or used to repair property damage to the Building caused by Tenant beyond reasonable wear and tear. Additional terms and conditions associated with the security deposit are set forth in the Security Deposit Agreement.

Landlord shall have the right to require annual financial statements of Tenant. Tenant shall provide written answers to any questions from Landlord which are related to Tenant’s financial statements or provide written projections on Tenant’s business, if the financials are unacceptable to Landlord; provided, however, Landlord shall first execute and deliver Tenant’s standard form non-disclosure agreement.

AGREEMENT CONTENTS

29. This Lease contains the final and entire agreement between the parties hereto, and neither they nor their agents shall be bound by any terms, conditions or representations not herein written.

LEGAL EXPENSE

30.  In the event, to enforce the terms of this Lease, either party files legal action against the other, and is successful in said action, the losing party agrees to pay all reasonable expenses to the prevailing party, including the reasonable attorneys’ fee incident to said legal action.  In the event that Landlord is successful in any legal action filed against Tenant, Landlord’s expenses incident to said legal action shall be due as Additional Rent within thirty (30) days of invoice.

RELOCATION

31.  INTENTIONAL DELETED

LATE CHARGE

32.  If Tenant shall fail to pay within ten (10) days of the date when due, the Annual Rent, Additional Rent or any other sum required by the terms of this Lease to be paid by Tenant, then, upon the happening of any such event, and in addition to any and all other remedies that may thereby accrue to Landlord, Tenant agrees to pay to Landlord a late charge of five percent (5%) of the past due amount.  The late charge on the Annual Rent accrues after ten (10) days of the due date and said late charge shall become part of and in addition to the then due monthly rental.  In the event Tenant's rent is received fifteen (15) days after due date, Landlord shall have the option to require the rental payment be made with a certified or cashier’s check.

DOCUMENT EXECUTION

33. Tenant agrees to execute any and all reasonable documents required of Tenant by the mortgage holder of the Leased Premises during the Term of this Lease.

LEASEHOLD IMPROVEMENTS

34. Tenant shall be granted a “not to exceed” Improvement Allowance of $50.00 per usable square foot, estimated to be $3,018,400.00 (hereinafter called “Improvement Allowance”.  All improvements, other than installation of Tenant’s telephone and computer wiring and equipment installation will be performed by the Landlord or the Landlord’s contractor, and will be subject to a prior written approval by the Tenant for the cost estimate of the agreed upon improvements.  Any costs over $50.00 per square foot shall be borne by the Tenant and payable to the Landlord prior to occupancy as additional rent.  The Improvement Allowance can be used for Tenant’s hard and soft non-structural project costs including, but not limited to, construction, telephone and data cabling, permits and approvals, engineering, architectural and design, exterior building sign and Tenant’s backup generator.  In the event Tenant does not utilize the entire Improvements Allowance, any unused portion shall be credited to Tenant in the form of free rent at the beginning of the Term.  Tenant shall have the right to contract with its own vendors to prepare Tenant’s designs and also contract for moving services.

There shall be no Building construction management fee or supervision fee charged to Tenant or deducted from the Improvement Allowance.  Additionally, there shall be no charges for the use of any freight elevator service either during construction, move in, or move out or any requirement the Building may have to have a Building engineer present during any construction activities.  There are no limitations on use of the freight elevator.

All the following shall be provided by Landlord at Landlord’s sole cost (hereinafter called “Warm Shell Condition”) (the cost of such items are not to be included in the Improvement Allowance, with the exception of the cost of the test fit if Tenant’s architect performs the test fit, as more particularly set forth below).

•

All common areas in the Building including men’s and women’s restrooms, elevators (including call buttons), first floor lobby, electrical room, telephone room, mechanical rooms, janitorial closets, building fire stairwell, etc.  Said improvements shall comply with all applicable codes, ordinances, and laws including ADA and Title 24 for standard office occupancy.

•	Building fire protection alarm & communication system shall be installed to building code.
•	Any Building related life safety, life support systems and security systems as may be required by building code.
•

Landlord warrants that all Building systems, including but not limited to the HVAC and electrical serving the Premises are in good working order as of the Lease Commencement Date, free of all hazardous materials.

•	Fire sprinkler risers and mains.
•	A smooth and level floor finish suitable for the install of a finished floor material on top of such as carpet, stone, vinyl flooring, etc.
•

Landlord shall provide a test fit.  In the event Tenant desires to use Tenant’s architect for a test fit, Landlord agrees to pay Tenant’s architect $0.12/USF for the test fit (which amount shall be included in the Improvement Allowance).

•

Tenant may select the data/telecommunication provider of Tenant’s choice.  Landlord shall provide conduit from the public utility easement to the Building and Tenant’s data/telecommunication provider will have free access to such conduit.

•

Landlord shall provide a fitness facility and mens’ and womens’ shower/locker facilities on the first floor of the Building as part of the common area for Tenants’ use and enjoyment which associated improvement and capital improvement costs shall not be included in Operating Costs.

•

Upon the Lease Commencement Date, the Premises, shall, at Landlord’s sole cost and expense (not to be passed through to Tenant as an Operating Cost), comply with all Code Requirements, including, but not limited to: Building Codes, Fire Codes and the American’s with Disabilities Act.

•

The Building, including, but not limited to: the structure, land, parking lot, common areas, washrooms (including washrooms within the Premises), and walkways, shall, at Landlord’s sole cost and expense (not to be passed through to Tenant as an Operating Cost), comply with all Code Requirements throughout the Lease Term and any Renewal Options.

QUIET ENJOYMENT

35. Tenant, upon paying the Annual Rent on a monthly basis, Additional Rent and other charges herein provided and observing and keeping all of its covenants, agreements, and conditions in this Lease, shall quietly have and enjoy the Leased Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord: subject, however, to all exceptions, reservations and conditions of this Lease.

ESTOPPEL CERTIFICATE

36. Tenant shall, at any time during the Term, within ten (10) business days following request of Landlord, execute, acknowledge, and deliver to Landlord or its designee, a statement in writing, certifying that this Lease is unmodified and in full force and effect if such is the fact that the same is in full force.

ENVIRONMENTAL REQUIREMENTS

37. From and after Tenant takes occupancy of the Premises, unless the same are placed by Landlord or Landlord’s contractors, employees or agents, Tenant hereby covenants and agrees that if at any time it is determined that there are materials placed on the Leased Premises which, under any environmental requirements require special handling in collection, storage, treatment, or disposal, Tenant shall, within thirty (30) days after written notice thereof, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all environmental requirements.   If Tenant shall fail to take such action, Landlord may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so; and all sums so advanced or paid, including all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorney’s fees, fines, or other penalty payments, shall be at once repayable by Tenant as Additional Rent and shall bear interest at the rate of four percent (4%) per annum above the Prime Rate from time to time as published by the  Wall Street Journal, from the date the same shall become due and payable until the date paid.  Failure of Tenant to comply with all environmental requirements shall constitute and be a default under this Lease; provided, however, Landlord represents and warrants that on the Lease Commencement Date, the Property, Building and Premises shall be free of all hazardous materials and shall comply with all environmental laws and shall defend, indemnify and hold Tenant harmless for any costs or damages associated with a breach of such warranty and representation.

GREEN BUILDING

38.  The core and shell of the building is intended to be a “green building” and may become in the future certified as such under the U.S. Green Building Council’s LEED for Core and Shell standard.  Landlord represents that the Building will be LEED designed and that Landlord will use their best efforts to obtain a LEED Certification.

In connection with Landlord’s seeking of certification of the building under the LEED for Existing Building: Operations and Management (“LEED EB: O&M”) standard, or an equivalent third party certification, Tenant will cooperate, join in developing a plan for, and modify its operations such that the Building can achieve and maintain a LEED EB: O&M Gold level certification; which plan will be appended to and become part of the Rules and Regulations.

EXCULPATION CLAUSE

39. Neither Landlord nor any principal, partner, member, officer, director, trustee or affiliate of Landlord (collectively, “Landlord Affiliates”) shall have any personal liability under any provision of this Lease.

CORPORATE TENANTS

40. In the event Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that: i) Tenant is a duly constituted corporation qualified to do business in Maryland; ii) all Tenants franchises and corporate taxes have been paid to date; and such person(s) that is (are) executing this Lease are duly authorized by the Board of Directors of such corporation to execute and deliver this Lease on behalf of the corporation.

RULES AND REGULATIONS

41. Tenant agrees to be bound by the Rules and Regulations as set forth on the schedule attached hereto and labeled Exhibit "A" and made a part hereof.  Landlord shall have the right, from time to time, to issue additional or amended Rules and Regulations regarding the use of the Building and Property.  Tenant covenants that said additional or amended Rules and Regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building.

WINDOW COVERINGS

42.  Tenant shall not install any window covering other than those installed with Tenant’s initial improvements unless approved in writing by Landlord.  Tenant’s Design Representative will coordinate with Landlord to select a building standard window covering.

GENERATOR

43.  Subject to Landlord’s approval, and at Tenant’s sole cost and expense, Tenant shall be permitted to install a back-up generator in a location provided by Landlord.  At Landlord’s cost, Landlord shall provide a location for a generator.  Landlord shall also provide conduit from that location to demarcation location within the building and conduit from that demarcation location to all floors of the Building.  Tenant will indemnify and hold Landlord harmless for any damages that are caused by the installation and operation of the generator, including costs of repair, loss of rental income and any other consequential damage that may arise, and for any damages that Landlord is required to pay or for which it may be deemed liable to any other tenants as a result of any damages or losses suffered by those tenants that are caused directly or indirectly by the installation and operation of the generator.

The installation of a generator shall be considered and Alteration and be subject to Section 11 of this Lease.  Landlord reserves the right to have Tenant remove the generator at the end of the Lease Term, at Tenant’s sole cost and expense.

RIGHT OF FIRST OFFER

44.Tenant shall have the Right of First Offer on all available space in the Building when it becomes available.  Once notified by Landlord, Tenant shall have ten (10) business days in which to notify Landlord of its intentions to lease the available space. If the Tenant does not exercise its Right of First Offer as herein prescribed, it shall be extinguished and of no further force or effect.

EXPANSION OPTION

45.  Provided Tenant is not in default under this Lease, and in the event Tenant requires to increase its leased square footage by more than fifty percent (50%), Tenant may lease a larger space in any available space in a planned building of comparable location and class controlled by Landlord.

Landlord and Tenant shall then execute a new lease for a new term of ten (10) years for the larger space and this Lease will terminate in conjunction with the commencement of the new lease.  The terms of the new lease will be at the then market conditions (including but not limited to base rental rate, escalations and tenant concession packages).

RENEWAL OPTION

46.  Provided Tenant is not then in default hereunder beyond any applicable notice and cure period provided herein, Tenant shall have the option to renew (the “Renewal Option”) the initial Term of this Lease for one (1) further successive period of five (5) years (hereinafter called “Renewal Term”), by notifying Landlord in writing of its intention to do so (the “Option Notice”) at least twelve (12) months prior to the expiration of the initial Term of this Lease. The Annual Rent for the Renewal Term shall be adjusted to the then fair market rent for the Premises.

The Renewal Option shall be for either fifty percent (50%) or one hundred (100%) of the Leased Premises, however any portion of the Leased Premises not renewed shall be returned to Landlord in full floor increments.

Within fifteen (15) days after Landlord’s receipt of the Option Notice, Landlord shall advise Tenant in writing of Landlord’s determination of fair market rent for the Premises for the Renewal Term (hereinafter called “Rent Determination Notice”).  In the event Tenant does not agree with Landlord’s determination of the rent to be paid during the Renewal Term, then Tenant shall notify Landlord of Tenant’s objection within fifteen (15) days of Tenant’s receipt of Landlord’s Rent Determination Notice.  Tenant and Landlord shall negotiate in good faith for a period of ten (10) days thereafter to address and resolve Tenant’s objections to Landlord’s determination.  If Tenant and Landlord are not able to agree on the fair market rent within such ten (10) day period, Tenant may elect, upon written notice to Landlord, to rescind Tenant’s Option Notice and not renew the Term of this Lease, in which event the Term of this Lease shall expire at the conclusion of the initial Term.  If Tenant does not respond to the Rent Determination Notice in writing within such fifteen (15) day period, then Tenant shall be deemed to have rejected the terms of the Rent Determination Notice, and the Renewal Term shall not apply.

If the Renewal Option is not exercised in accordance with this Section 46, the Renewal Option shall automatically become null and void.

The Renewal Option may be exercised only by the undersigned Tenant for its continued use and occupancy of the Premises and only if it is in possession of the Premises and operating a permitted use when it exercises the Renewal Option.

The Renewal Option shall not be assignable even though Landlord may have approved an assignment of this Lease.  However, if Tenant assigns this Lease, with Landlord’s consent, to any entity into which or with which Tenant merges or consolidates and/or to any parent, subsidiary, or affiliated entity, the assignee may exercise the Renewal Option.

If Tenant shall default under this Lease beyond any applicable notice and cure period, the Renewal Option shall automatically be extinguished and become null and void.

If the Term of this Lease is extended or renewed in a manner other than as set forth in this Section 46, the Renewal Option, if unexercised at the time of such extension or renewal, shall automatically be extinguished and shall become null and void.

EARLY TERMINATION

47.  Tenant shall have the one (1) time right to terminate this Lease eight (8) years from the 5th Floor Rent Commencement Date (hereinafter called “Early Termination Date”), by providing Landlord with written notice no later than nine (9) months before the Early Termination Date (hereinafter called “Termination Notice Date”) and paying Landlord a cancellation fee in the amount of the unamortized Improvement Allowance and leasing commissions in addition to all rent, additional rent and other charges due through the Early Termination Date (hereinafter called “Termination Penalty”).  In the event that Tenant does not provide Landlord with said notice and Termination Penalty, on or before the Termination Notice Date, this Lease shall remain in effect for the entire Lease Term.  At any time during the Lease Term, if Tenant consolidates its Salt Lake Headquarters with Landlord, pursuant to the terms of Section 45, no termination penalty shall be due.

ADDITIONAL PROVISIONS

48. Landlord Ownership and Limitation on Tenant’s Liability. Landlord and Tenant hereby agree that Landlord is the owner of the Building (upon the Lease Date, and ownership is subject to change) for all purposes, including, without limitation, accounting purposes, and the parties agree to cooperate in good faith to ensure that Tenant is not deemed to be the owner of the Building for accounting purposes. Accordingly, notwithstanding any other term or condition of this Lease to the contrary, with respect to any claim accruing prior to the completion date of the initial construction of the Building and initial leasehold improvements, Tenant’s liability under the Lease (inclusive of any indemnification liability under the Lease) shall not exceed the Construction Period Maximum Liability. “Construction Period Maximum Liability” shall mean the sum of (a) 89.95% of the then incurred project costs for the Building that are properly capitalizable under US GAAP incurred as of such date, including, without limitation, brokerage commissions (after having adjusted such costs for any Force Majeure Costs) minus the sum of (i) any payments previously paid by the Tenant in connection with the Building to such point in time and (ii) the present value of any future payments made by Tenant in connection with the Building, discounted at Tenant’s incremental borrowing rate used to classify the lease under ASC 840 (FAS 13), that the Tenant is obligated to make but in each case excluding payments that are not required to be included in the calculation of the Tenant’s maximum guaranty amount under ASC 840-40-55 (EITF 97-10). “Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by Landlord to restore the Building in connection with a Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the Building and (b) to the extent the Building is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Building as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to Landlord conducted by an independent appraiser selected by Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the Building to substantially the same condition as immediately prior to the Force Majeure Event.

AS WITNESS THE HAND AND SEALS OF THE PARTIES HERETO THE DAY AND YEAR FIRST ABOVE WRITTEN:

WITNESS:	TENANT: Instructure, Inc. , a Delaware corporation

/s/ Evelyn Guerra	By:	/s/ Josh Coates

	Printed Name:	Josh Coates

	Title:	CEO

WITNESS:	LANDLORD: Valley Grove, LLC, a Maryland limited liability company

/s/ Janessa Young	By:	/s/ Daniel Thomas

	Printed Name:	Daniel Thomas

	Title:	Regional Partner

SECURITY DEPOSIT AGREEMENT

This is NOT a rent receipt.

Date November 10, 2016

Received from Instructure, Inc. (“Tenant”) the amount of Two Hundred Ninety Thousand Five Hundred and Fifty-Eight and 00/100 Dollars ($290,558.00), in the form of a letter of credit, attached as Exhibit C, as security deposit for the lease associated with the leased premises located at 1915 West Grove Parkway Suites A-F (the “Temporary Lease) and the Permanent Lease (such $290,558.00 amount is hereafter referred to as the “Initial Security Deposit”).

For reference purposes, that certain Full Service Office Building Lease Agreement between Tenant, as tenant, and Valley Grove, LLC, a Maryland limited liability company, as landlord, for premises to be located in a building to be constructed and known as Grove Tower is hereafter referred to as the “Permanent Lease”.

In the event Tenant’s Financial Threshold Requirements (hereafter defined) have not been attained  on or before the date on which Landlord’s contractor commences construction of Tenant’s leasehold improvements to the 6th Floor described in the Permanent Lease which are to be constructed by Landlord under the Permanent Lease (the “Commencement of Construction”), then  within ten (10) business days following the Commencement of Construction (written notice of the date of the Commencement of Construction shall be delivered by Landlord to Tenant within one (1) business day following the Commencement of Construction), then Tenant shall cause a letter of credit to be issued in favor of the landlord of the Permanent Lease (herein after “Letter of Credit”), in the amount of the lesser of the following: (i) One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00), or (ii) the amount of the improvement allowance requested by Tenant under the Permanent Lease, as an additional security deposit (such amount of the letter of credit is hereafter referred to as the “Additional Security Deposit”), as security for the Permanent Lease.  Notwithstanding the above, In the event the Additional Security Deposit is required, Landlord shall not be required to actually commence construction of the leasehold improvements until the Additional Security Deposit is received.

“Tenant’s Financial Threshold Requirements” shall mean Tenant’s satisfaction of the following as evidenced in any year’s publicly-filed 10K/Annual Report:  Tenant attaining a positive net income of at least Two Million and 00/100 Dollars ($2,000,000.00) for two consecutive years.

In the event Tenant is required to obtain and deliver the Letter of Credit, such Letter of Credit shall be permanently terminated and released on the first day on which Tenant satisfies Tenant’s Financial Threshold Requirements and no letter of credit shall thereafter be required.

Within ten (10) business days following Landlord’s receipt of Tenant’s invoice (which invoice shall include reasonable evidence of such charges) Landlord shall reimburse to Tenant fifty percent (50%) of Tenant’s reasonable transaction costs associated with the issuance of the Letter of Credit, including by way of example but without limitation, the fees and charges assessed by the bank or lender issuing the Letter of Credit.

On each anniversary of the issuance of the Letter of Credit, the then-existing amount of the Letter of Credit shall be reduced by ten percent (10%).

Landlord agrees that, subject to the conditions listed below, the Initial Security Deposit will be released from the Temporary Lease and applied to the Permanent Lease within forty-five (45) days of vacancy of the Temporary Lease.

Tenant agrees that the Initial Security Deposit and the Additional Security Deposit may not be applied by Tenant as rent and that the full monthly rent will be paid on or before the first day of every month, including the last month of occupancy.

Landlord agrees that, subject to the conditions listed below, the Initial Security Deposit will be returned in full within forty-five (45) days of vacancy.

The Initial Security Deposit may only be applied to cure defaults by Tenant, or used by Landlord to repair property damage caused by Tenant beyond reasonable wear and tear; provided, however, it is understood and agreed that the Additional Security Deposit may only be used to cure financial defaults by Tenant and applied by the Landlord in the event Landlord properly terminates the Permanent Lease as a result of Tenant’s defaults of said lease (to the extent the Letter of Credit has not already been terminated and released as a result of Tenant’s satisfaction of Tenant’s Financial Threshold Requirements). Tenant further agrees that a mortgagee of the property demised by the Lease to which this Security Deposit Agreement is appended and/or a mortgagee thereof in possession of said property and/or a purchaser of said property at a foreclosure sale shall not have any liability to Tenant for a security deposit, except to the extent such party actually receives the Security Deposit.

RELEASE/TERMINATION PREREQUISITES FOR THE INITIAL SECURITY DEPOSIT (such prerequisites do not apply to the Additional Security Deposit):

1.   Full term of Lease has expired, unless earlier terminated pursuant to the lease.

2.   Premises in condition required under the lease.

3.   No unpaid late charges or delinquent rents.

4.   All keys returned to Landlord.

5.   All debris and rubbish and discards placed in proper rubbish containers.

6.   Forwarding address left with Landlord.

[SIGNATURES ON THE FOLLOWING PAGE]

AS WITNESS THE HANDS AND SEALS OF THE PARTIES HERETO THE DAY AND YEAR FIRST ABOVE WRITTEN:

WITNESS:	TENANT: Instructure, Inc. , a Delaware corporation

/s/ Evelyn Guerra	By:	/s/ Josh Coates

	Printed Name:	Josh Coates

	Title:	CEO

WITNESS:	LANDLORD: Valley Grove, LLC, a Maryland limited liability company

/s/ Janessa Young	By:	/s/ Daniel Thomas

	Printed Name:	Daniel Thomas

	Title:	Regional Partner

Grove Tower	Exhibit “A”

RULES AND REGULATIONS

1.The common facilities, and the sidewalks, driveways, and other public portion of the Property (herein "Public Areas") shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress or egress to and from its Leased Premises, and no tenant shall permit any of its employees, agents, licensees or invitees to congregate or loiter in any of the Public Areas.  No tenant shall invite to, or permit to visit its Leased Premises, persons in such numbers or under such conditions as may interfere with the use and enjoyment by others of the Public Areas.  Landlord reserves the right to control and operate, and to restrict and regulate the use of, the Public Areas and the public facilities, as  well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally, including the right to allocate certain elevators and times of use of elevators for delivery service or moving of Tenant’s property, and the right to designate which Building entrances shall be used by persons making deliveries in the Building.  The employees, agents, licensees and invitees of any Tenant shall not loiter around the Public Areas or the front, roof or any part of the Building used in common by other occupants of the Building.  All bicycles shall be stored either on outside bike racks or in the bike storage room on the 1st floor of the Building.  No bicycles, vehicles, animals (except service animals) fish or birds of any kind shall be brought into, or kept in or about any Leased Premises within the Building.  Tenant shall be permitted to use non-gas-powered-skooters in the Leased Premises but shall not be permitted to ride them in any public areas in the Building or on the Property.

2.   No doormat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Leased Premises.  Tenant does hereby further irrevocably constitute and appoint Landlord as its attorney-in-fact only to remove any object placed in violation of said Rules and Regulations, and to store the same at the expense of Tenant in such place or places as Landlord, as its sole discretion, may deem proper.

3.  There shall not be used in any space, or in the Public Areas, either by any tenant or by others, in the moving or delivery of receipt of safes, freight, furniture, packages, boxes, crates, paper, office material or any other matter or thing, only hand trucks equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

4.   All removals, or the carrying in or out of any safes, freight, furniture, large packages, boxes, crates or any other object or matter of any description shall take place after Normal Building Hours or such hours and in such elevators as Landlord may determine, and which may involve overtime work for Landlord's employees.  Tenant shall reimburse Landlord for extra costs incurred by Landlord as Additional Rent.  Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Leased Premises or the Building under the provisions of this Rule or of Rule 3 thereof.

5.  Nothing shall be done or permitted in Tenant's Leased Premises, and nothing shall be brought into, or kept in or about the Leased Premises, which would impair or interfere with any of the HVAC, plumbing, electrical, structural components of the Building or the services of the Building or the proper and economic heating or cooling, cleaning or other services of the Building or the Leased Premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference.  No tenant, or the employees, agents, licensees or invitees of any tenant, shall at any time bring or keep upon the Leased Premises Building or Property any flammable, combustible or explosive fluid, chemical or substance. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and shall be done only by contractors approved by Landlord.  Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspapers or other substances of any kind shall be thrown into them.  Waste and excessive or unusual use of electricity or water is prohibited.

6. Tenant shall not employ any person or persons other than Landlord's janitors for the purpose of cleaning its Leased Premises, without prior written consent of Landlord.  Landlord shall not be responsible to any tenant for any loss of property from its Leased Premises however occurring, or for any damage done to the effects of any tenant by such janitors or any of its employees, or by any other person or any other cause.  The janitorial service furnished by Landlord does not include the beating or cleaning of carpets or rugs.  Tenant agrees to keep the Leased Premises in a neat, good and sanitary condition and to place garbage, trash, rubbish and all other disposables only where Landlord directs.

7.No awnings or other projections shall be attached to the outside walls of the Building.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of a tenant's Leased Premises, without the consent of Landlord. Nothing shall be placed on the Building’s window sills or projections. Such curtains, blinds shades or screens must be of a quality, type, design and color, and attached in the manner, approved by Landlord.  If Landlord installs or allows Tenant to install any shades, blinds, curtains in the Leased Premises, Tenant shall not remove them without the prior written consent of Landlord.  In order that the Building can be and will maintain a uniform appearance to those persons outside of the Building, each tenant occupying the perimeter areas of the Building shall (a) use only building standard lighting in areas where lighting is visible from the outside of the building and (b) use only building standard blinds in window areas which are visible from the outside of the building.

8.  No sign, insignia, advertisement, lettering, notice or other object shall be exhibited, inscribed, painted or affixed by any tenant on any part of the exterior of the Building or Property or on doors, corridor walls, the Building directory or in the elevator cabs or any portion of the Leased Premises which may be seen from outside of the Building or on any windows or window spaces without the prior written approval of Landlord.  If approved by Landlord, Tenant shall obtain all necessary approvals and permits from all governmental or quasi-governmental authorities in connection with such signs.  Such signs shall, at the expense of each Tenant, be inscribed, painted or affixed by sign-maker as approved by Landlord.  In the event of the violation of the foregoing by any tenant, Landlord may remove such signs without any liability, and may charge the expense incurred in such removal to the Tenant or tenants violating this Rule.

9.  Landlord shall have the right to prohibit in the public areas, on the Building or anywhere on the Property any advertising or identifying sign or by any tenant which, in the judgment of Landlord, tends to impair the appearance or reputation of the Building or the desirability of the Building as a building for offices, and upon written notice from Landlord such tenant shall refrain from the discontinue such advertising or identifying sign.

10.No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof.  Each tenant shall upon the expiration or sooner termination of the Lease of which these Rules and Regulations are a part, turn over to Landlord all keys to stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost of replacement locks.  Notwithstanding the forgoing,

Tenant may, with Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, install a security system on its Leased Premises which uses master codes or cards instead of keys, provided that Tenant shall provide Landlord with the master code or card, for such system.

11.   Landlord shall furnish to Tenant at the time of occupancy of the Leased Premises, two (2) keys to the entrance door(s) to the Leased Premises, and two (2) access cards to the Building.  Any additional keys or access cards Tenant requires shall be purchased from Landlord and is payable as Additional Rent.  The cost for each additional key is $5.00 per key.  The cost for each additional access card is $15.00 per card.  It is the Tenant’s responsibility to record the serial number of each access card it assigns to its employees.

12.Tenant, before closing and leaving its Leased Premises at any time, shall see that all lights, computers, copying machines and all other non-essential electrical equipment are turned off. All entrance doors to Tenant’s in its Leased Premises shall be kept locked by Tenant when its Leased Premises are not in use.  Entrance doors shall not be left open at any time.

13.  The use of the Building Property and any Leased Premises for sleeping quarters or for any immoral or illegal purpose is strictly prohibited at all times.

14.  Canvassing, soliciting and peddling in the Building or on the Property are prohibited and each tenant shall cooperate to prevent the same.

15.  No tenant shall cause or permit any odors of cooking or other processes, or any unusual or objectionable odors, to emanate from its Leased Premises which would annoy other tenants or create a public or private nuisance.  No cooking shall be done in a tenant's Leased Premises except as is expressly permitted in the Lease unless consented to in writing by the Landlord.

16.  No noise, including, but not limited to, music, the playing of musical instruments, recordings, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant.

17.  Tenant shall not install a vending machine of any kind in the Building or on or about the Property.

18.  Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Office Building:

(a)  the exclusive right to the use of the name of the Building for all purposes, except that a tenant may use the name as its business address and for no other purpose;

(b)  the right to change the name or address of the Building, without incurring any liability to any tenant for so doing;

(c)  the right to install and maintain a sign or signs on the interior of the Building:

(d)  the right to limit the space on the directory of the Building to be allotted to a tenant; and

(e)  the right to grant anyone the right to conduct any particular business or undertaking in the Building.

19.  Landlord reserves the right to rescind, alter, waive or add, any Rule or Regulation at any time prescribed for the Building when, in the reasonable judgment of Landlord, Landlord deems it necessary or desirable for the reputation, safety, character, security, care, appearance or interests of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building.  No rescission, alteration, waiver or addition of any Rule or Regulation in respect of one tenant shall operate as a rescission, alteration or waiver in respect of any other tenant.